Exhibit 99.1

Global Entertainment Holdings Announces Sale of Assets Held by its subsidiary IGW Software, N.V. to VIP Management Services, a Subsidiary of Leisure and Gaming, plc.

MIAMI--(BUSINESS WIRE)--June 20, 2006--Global Entertainment Holdings/Equities, Inc. (“Global”) (OTCBB:GAMM) a publicly traded holding company for software development for the online interactive digital entertainment sector, through its subsidiary, IGW Software NV (“IGW”), and Leisure and Gaming plc, (“Leisure and Gaming”) (London Stock Exchange, AIM: LNG), an AIM quoted interactive betting and gaming company, announced today that they have entered into an asset purchase agreement.

Under the asset purchase agreement, Global’s Netherlands Antilles based subsidiary, IGW will sell to VIP Management Services, (“VIP”), its current online software platform (including all hardware and hosting infrastructure) and its next generation platform for online gaming still underdevelopment, for $3.85 million in cash and cancellation of deposits paid by VIP to IGW, in the amount of $1.05 million, for a total sales price of $4.9 million. This transaction supercedes the previously announced transfer of Global’s entertainment software development business assets and liabilities to 13 Global shareholders in exchange for Global’s common stock.

It is anticipated that the shareholders of Global will receive a distribution from the net proceeds from the asset sale in the form of a dividend. Global will no longer hold any interest in the online interactive digital entertainment software development business following the completion of this transaction. The previously announced share exchange with Bayshore Media is anticipated to close following completion of this transaction.

The completion of the transactions described above are subject to SEC review, approval of the shareholders of Global at a special meeting of shareholders and other conditions contained in the asset purchase agreement and the share exchange agreement.

About Global Entertainment Holdings/Equities, Inc.

Global Entertainment Holdings/Equities, Inc. (OTCBB:GAMM), is a publicly traded holding company that provides business development support and administrative assistance for technology-driven subsidiaries that license, develop and host internet software applications for the online interactive digital entertainment sector. Global’s web site is locted at www.globalentertainmentinc.com

Safe Harbor Statement

Statements used in this press release that relate to the financial condition, results of operations, plans, objectives, future performance and business of Global, and the effect of the sale of assets, the dividend distribution and share exchange with Bayshore Media, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of certain risks and uncertainties, including but not limited to the ability of Global to complete the sale of IGW’s assets, the payment of dividends and the reverse merger with Bayshore Media on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval or the failure to satisfy the other closing conditions. These factors will be more fully described in the proxy statement. Global's shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date hereof. Neither Global, Leisure and Gaming, nor Bayshore undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

 Global Entertainment Holdings/Equities, Inc., Miami

 Clint Snyder, 305/374-2036